EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 28, 2006, except for Note No. 8, as to which the date is March 31, 2006, accompanying the consolidated financial statements in the Annual Report of Phoenix Footwear Group, Inc. on Form 10-K for the year ended December 31, 2005.

/s/ GRANT THORNTON LLP

Los Angeles, California

January 3, 2007